Exhibit 99.1

AFFINITY GAMING ANNOUNCES THREE AND TWELVE MONTHS RESULTS FOR THE PERIOD ENDED DECEMBER 31, 2011

Las Vegas, NV — April 3, 2012 — Affinity Gaming, LLC ( the “Company”) today announced results for the three and twelve-month periods ended December 31, 2011.  Net revenues for the quarter were $154.6 million versus $150.7 million for the prior year, an increase of $4.0 million or 2.6%.  Net income for the quarter was $4.2 million versus $371.3 million for the prior year.  Net income in the prior year reflects certain items related to the predecessor’s reorganization plan which increased net income in the period by $365.1 million. Adjusted EBITDA for the quarter was $20.5 million versus $18.6 million for the prior year, a 10.4% increase.  The increase reflects a gain on insurance proceeds due to the flood at our St Jo Frontier Casino in St. Joseph, Missouri earlier this year, partially offset by margin suppression from our Southern Nevada segment.

For the fiscal 2011 year, the Company reported $631.2 million of net revenues versus $636.3 million for the prior year.  Net revenues for 2011 were negatively impacted by the three month closure of our St Jo Frontier Casino due to flooding on the Mississippi River, without which the Company would have recorded positive net revenue growth for the year.  Net income for the year was $6.5 million versus $388.2 million for the prior year.  Prior year results reflect certain items related to the predecessor’s reorganization plan which increased net income in the period by $361.4 million.  Adjusted EBITDA for 2011 was $78.3 million versus $77.4 million for the prior year, an increase of $1.0 million or 1.3%.

Summary of Fourth Quarter Results

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2011	2010	2011	2010
Net Revenues	$154,627	$150,652	$631,202	$636,319
Net Income	4,240	371,258	6,522	388,246

Adjusted EBITDA (1)	20,540	18,613	78,343	77,366
Adjusted Net Income (2)	$3,160	$6,159	$6,240	$26,802

Management Discussion of Fourth Quarter Results

“We were pleased to finish the year with a positive quarter lead by strong results in both our Northern Nevada and Midwest segments,” said David D. Ross, Chief Executive Officer.  “This has been a tremendous year for Affinity Gaming.  In our first year of operations after the completion of our restructuring, we refreshed several of our properties with new slot product and upgrades to common areas and amenities, we undertook expansion projects in our Midwest and Southern Nevada segments, we executed an agreement that allowed us to divest of non-core assets and expand into the Blackhawk, Colorado gaming market, and we maintained an operational focus that allowed us to grow EBITDA in several business segments as well as in the aggregate.  Our assets are well positioned, our balance sheet is strong and we will continue executing on our growth strategy in 2012.”

Fourth Quarter 2011 Highlights

•                  Fourth quarter EBITDA for the Midwest includes a net $3.3 million gain related to insurance proceeds received from our insurance carrier related to the June 27, 2011 flood at out St Jo property.  Even without the benefit of the gain, the region achieved in excess of 5% year-over-year EBITDA growth during the quarter.

•                  Southern Nevada revenues were bolstered by a $3.4 million increase in fuel sales from our service station at Primm Valley Resorts which, due to rising fuel costs, had little flow through to EBITDA.  Continued promotional pressures from Las Vegas and Inland Empire (California Native American casino) competitors caused further margin suppression for the region.

•                  The Pilot fuel center adjacent to our Lakeside Casino Resort located in Osceola, Iowa was completed in December, and traffic at the center has provided the property with an opportunity to grow the business to a new segment.

•                  Our Lakeside Iowa property remains on target to finish our $10 million, 90-room hotel expansion, entertainment pavilion and quick serve restaurant addition by mid-second quarter of 2012.

•                  Primm Valley Resorts completed a $3.1 million refresh of Buffalo Bill’s Resort & Casino, including the gaming floor, retail outlets, restaurants, amenities and common areas, during the month of December.  The renovations were completed in time for the holiday season and have been well received by customers.

•                  Subsequent to the quarter, the Company closed on our transactions with Golden Gaming, LLC and JETT Gaming, LLC, completing the sale of our slot route operations and our Pahrump, Nevada and Searchlight, Nevada casinos.  We concurrently completed the acquisition of the buildings, land and assets of Golden Gaming’s casinos in Black Hawk Colorado, and simultaneously executed a lease back of the operations to Golden Gaming.  The lease arrangement will remain in place until the Company receives approval for our Colorado gaming licenses, anticipated in the third quarter of 2012.

Additional Financial Information

Cash.  On December 31, 2011, we had total cash balance of $103.2 million.  Unaudited cash and cash equivalents as of December 31, 2011, pro forma for the Golden Gaming and JETT Gaming transactions would have been $82.3 million.

Capital Expenditures.  Capital expenditures incurred during the quarter ended December 31, 2011 were $19.3 million, bringing the year-to-date total to $37.9 million.  Permitted Capital Expenditures as defined in our Credit Agreement allow us to exclude the $3.5 million of expenditures related to construction of the hotel expansion at Lakeside Iowa, yielding a total of $34.4 million for the period ended December 31, 2011 versus a maximum covenant of $35.0 million.

Debt. On December 31, 2011, we had $348.4 million in debt outstanding on our Senior Credit Facility.  Per the terms of the Credit Agreement, our leverage ratio at the end of the period was 4.37x versus a maximum covenant of 6.00x and our interest coverage ratio was 2.24x versus a minimum covenant of 1.70x.

Black Hawk Colorado Pro Forma.  Unaudited net revenue and EBITDA of the Black Hawk Casinos for the year ended December 31, 2011 was $46.5 million and $10.7 million respectively.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. These terms, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies.

(1)          Adjusted EBITDA as used in this press release is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, pre-opening expenses, share based compensation, reorganization and restructuring expenses, and write-downs, reserves and recoveries.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  A reconciliation between Adjusted EBITDA and Net Income is provide in this release.

(2)          Adjusted Net Income as used in this press release is earnings excluding the after-tax impact of reorganization and restructuring expenses, and write-downs, reserves and recoveries.  In future periods, the calculation of Adjusted Net Income may be different than in this release.  A reconciliation between Adjusted Net Income and Net Income is provided in this release.

Income statement by segment.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2011	2010	2011	2010

Net Revenues
Southern Nevada	$55,198	$51,176	$229,941	$223,479
Northern Nevada	19,238	18,354	81,900	80,141
Midwest	31,199	31,434	119,426	127,276
Other (Including Assets Held for Sale)	48,993	49,687	199,936	205,424
Total Net Revenues	154,627	150,652	631,203	636,319

Adjusted EBITDA
Southern Nevada	4,731	6,467	21,506	23,389
Northern Nevada	2,996	2,474	14,700	13,899
Midwest	12,846	9,033	40,463	39,300
Divestitures (Held for Sale)	2,516	2,704	12,196	10,692
Corporate Expense and Other	(2,549)	(2,065)	(10,522)	(9,914)
Total Adjusted EBITDA	20,540	18,613	78,343	77,366

Operating Costs and Expenses
Depreciation and Amortization	6,850	12,481	31,298	50,653
Share Based Compensation	420	—	1,680	—
Total Operating Costs and Expenses	7,270	12,481	32,978	50,653

Other Non-Operating Items
Interest Expense, net	8,891	(27)	35,590	(89)
Writedowns, Reserves and Recoveries	(1,529)	80,122	(3,129)	80,122
Reorganization and Restructuring Items	33	(445,220)	2,687	(441,565)
Total Other Non-Operating Items	7,395	(365,125)	35,148	(361,532)

Income Before Taxes	5,874	371,258	10,218	388,246
Provision for Taxes	1,634	—	3,695	—
Net Income	$4,240	$371,258	$6,522	$388,246

The following table reconciles GAAP Net Income to Adjusted Net Income and Adjusted EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2011	2010	2011	2010

Net Income	$4,240	$371,258	$6,522	$388,246
Adjustments to Net Income
Writedowns, Reserves and Recoveries	(1,529)	80,122	(3,129)	80,122
Reorganization and Restructuring Items	33	(445,220)	2,687	(441,565)
Total Adjustments to Net Income	(1,496)	(365,098)	(443)	(361,443)
Income Tax Effect of Above Adjustments	(416)	—	(160)	—
Net Adjustment to Net Income	(1,080)	(365,098)	(282)	(361,443)
Adjusted Net Income	$3,160	$6,159	$6,240	$26,802

Additional Adjustments
Depreciation and Amortization	6,850	12,481	31,298	50,653
Interest Expense, net	8,891	(27)	35,590	(89)
Provision for Taxes	1,218	—	3,535	—
Share Based Compensation	420	—	1,680	—
Total Additional Adjustments	17,379	12,454	72,104	50,564
Adjusted EBITDA	$20,540	$18,613	$78,343	$77,366

Emergence From Chapter 11 Reorganization

On December 31, 2010 (the “Emergence Date”), (i) we acquired substantially all of the assets of the Herbst Gaming, Inc. and its subsidiaries (collectively, our “Predecessor”) in consideration for $350.0 million in aggregate principal amount of Senior Secured Loans and the issuance to Predecessor of all of our Common Units, (ii) the Senior Secured Loans and our Common Membership Units were distributed to the lenders of the Predecessor on a pro rata basis in accordance with the Bankruptcy Plan, (iii) all of Predecessor’s approximately $1.1 billion in outstanding long-term debt obligations consisting of borrowings under the HGI Credit Facility, $160.0 million of outstanding principal amount of 8.125% senior subordinated notes and $170.0 million of outstanding principal amount of 7% senior subordinated notes were terminated, and (iv) all of the existing equity in Predecessor was cancelled.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygamingllc.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified gaming company and, as of March 1, 2012, the Company’s casino ownership and operations consist of 15 casinos, 9 of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa.  For more information about Affinity Gaming, please visit its website: www.affinitygamingllc.com.

Contact

Affinity Gaming, LLC

David D. Ross, Chief Executive Officer

(702) 889-7625

Affinity Gaming, LLC

J. Christopher Krabiel, Chief Financial Officer and Treasurer

(702) 889-7654